UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 23, 2013

RALPH LAUREN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

001-13057	13-2622036
(Commission File Number)	(IRS Employer Identification No.)

650 MADISON AVENUE, NEW YORK, NEW YORK	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 318-7000

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.         Entry into a Material Definitive Agreement.

On September 26, 2013, Ralph Lauren Corporation, a Delaware corporation (the “Company”), completed its offering of $300 million aggregate principal amount of senior unsecured 2.125% Senior Notes due 2018 (the “Notes”).

In connection with the offering, on September 23, 2013, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and the other several underwriters listed in Schedule I thereto (collectively, the “Underwriters”). The Underwriting Agreement contains customary representations, covenants and indemnification provisions.

The Notes were offered and sold by the Company pursuant to a registration statement on Form S-3 (File No. 333-191302) filed with the Securities and Exchange Commission on September 23, 2013.

The Notes were issued pursuant to an indenture dated as of September 26, 2013 (the “Base Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee and supplemented by the First Supplemental Indenture, dated as of September 26, 2013 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

The Notes will mature on September 26, 2018 and accrue interest at a rate of 2.125% per year. Interest on the Notes will be paid semi-annually on March 26 and September 26 of each year, beginning on March 26, 2014. The Notes are the senior unsecured obligations of the Company and will rank equally in right of payment with all of the Company’s existing and future unsecured and unsubordinated obligations.

The Company may redeem the Notes at its option at any time, either in whole or in part, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date: (1) 100% of the aggregate principal amount of the Notes to be redeemed; and (2) the sum of the present values of the Remaining Scheduled Payments (as defined in the Indenture); provided that if the Company redeems any Notes on or after August 26, 2018 (one month prior to the stated maturity date of the Notes), the redemption price for those Notes will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date. In determining the present values of the Remaining Scheduled Payments, the Company will discount such payments to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the Indenture) plus 0.10% (10 basis points).

The Indenture contains customary covenants, including restrictions limiting the Company’s and its subsidiaries’ ability to create certain liens, enter in sale and leaseback transactions and consolidate or merge with, or sell, lease or convey all or substantially all of the Company’s or its subsidiaries’ property or assets to another person. The Indenture also contains customary events of default, which could, subject to certain conditions, cause the Notes to become immediately due and payable. Additionally, upon a Change of Control Repurchase Event (as defined in the Indenture), the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain of the Underwriters or their affiliates have engaged, and may in the future, engage in investment banking, commercial banking and other financial advisory and commercial dealings with the Company and its affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Additionally, certain of the Underwriters or their affiliates are lenders under the Company’s global credit facility.

The Company expects to use the net proceeds from the issuance of the Notes for general corporate purposes which may include the repayment of the Company’s €209.2 million aggregate principal amount of existing 4.5% notes due 2013.

This summary does not purport to be complete and is qualified in its entirety by reference to the Base Indenture and the Supplemental Indenture, which have been filed as Exhibits hereto, copies of which are attached hereto or incorporated by reference herein as Exhibit 4.1 and Exhibit 4.2, respectively. The text of each such document is incorporated herein by reference. Interested parties should read these documents in their entirety.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

ITEM 9.01.         FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

EXHIBIT NO.	DESCRIPTION

4.1	Indenture, dated as of September 26, 2013 by and between Ralph Lauren Corporation and Wells Fargo Bank, National Association (including the form of Note).

4.2	First Supplemental Indenture, dated as of September 26, 2013 by and between Ralph Lauren Corporation and Wells Fargo Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RALPH LAUREN CORPORATION

Date: September 26, 2013	By:	/s/ Christopher H. Peterson
	Name:	Christopher H. Peterson
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibits;	Description

4.1	Indenture, dated as of September 26, 2013 by and between Ralph Lauren Corporation and Wells Fargo Bank, National Association (including the form of Note).

4.2	First Supplemental Indenture, dated as of September 26, 2013 by and between Ralph Lauren Corporation and Wells Fargo Bank, National Association